SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 12, 2014

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, California 92019-4601
(Address of principal executive office)
Issuer's telephone number:  (619) 383-6600

Section 8   Other Events

Item 8.01  Other Events

On June 12, 2014, Rampart Energy, Ltd., which participates with Royale Energy, Inc., in the development of Royale’s Alaska North Slope property, issued the attached press release regarding review of 3D seismic data on the property.

Section 9   Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: June 12, 2014	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer

Rampart Energy Ltd
79 Angas Street
Adelaide SA 5000
Australia
T +61 8 8223 1681
F +61 8 8223 1685
E info@rampartenergy.com.au
www.rampartenergy.com.au
ABN 86 115 229 984

ASX ANNOUNCEMENT

12 June 2014

CORPORATE UPDATE

HIGHLIGHTS

- **Significant new oil prospect identified on "Big Bend" 3D seismic data**
- **Independent Prospective Resource Estimate in progress**
- **Drilling rig secured for 2015 drilling season, and permitting underway**
- **Strategic partnering process being initiated for drilling program**

Rampart Energy Ltd ('Rampart') is pleased to provide the following update regarding the Company's exploration activities in the Western Block, located onshore North Slope Alaska.

3D Seismic Analysis

Further to completion of the "Big Bend" 3D seismic program in April 2014, preliminary seismic interpretation of the excellent quality data has identified a significant prospect that extends over some 20,000 acres. While other prospects are evident and are being interpreted, this new prospect is an obvious and leading candidate for drilling during the forthcoming 2015 drilling season. The prospect is supported by apparent Direct Hydrocarbon Indicators (DHIs), including anomalous seismic amplitudes and flat spots. In addition to these DHIs, the Company is encouraged by the fact that the prospect complies with the exploration model developed by the Company, based on nearby analogue discoveries (such as the Meltwater oil field) and regional data.

A Prospective Resource estimate is currently being completed by independent experts Netherland, Sewell & Associates Inc. (NSAI), and the Company will announce NSAI's findings as soon as they are available.

Meanwhile considerable further technical analysis of the "Big Bend" data is being progressed, including Amplitude vs Offset (AVO) and seismic sequence stratigraphic studies, both of which are designed to de-risk prospects prior to drilling. Rampart Energy remains extremely encouraged by the results of the 3D seismic program, in particular the presence of such a significant, areally extensive prospect.

Drilling Preparations

As announced on 30 May 2014, Operator Royale Energy has secured Kuukpik Drilling's Rig No. 5 for the forthcoming onshore drilling season, which runs from January to April 2015.

Rampart

Rampart Energy Ltd
79 Angas Street
Adelaide SA 5000
Australia
T +61 8 8223 1681
F +61 8 8223 1685
E info@rampartenergy.com.au
www.rampartenergy.com.au
ABN 86 115 229 984

The rig is capable of drilling the conventional, and deeper unconventional targets that the Western Block Joint Venture anticipates testing in each of two planned wells. Due to the relatively short drilling season the onshore Alaskan rig market is extremely tight, and securing Rig No. 5 at such an early stage is a crucial component of the Joint Venture's plan to drill the two wells within the coming season.

Rampart Energy has an option to increase its working interest in the Western Block from 30% to 75% by funding the two wells, subject to confirming funding via a farmout or alternate arrangement. The drilling program will qualify for significant rebates under the Alaskan ACES scheme, and Rampart's $50 million ACES credit facility with Melody Business Finance LLC is available to fund the majority of the upfront capital cost.

Strategic Partnering Process

Now that the results of preliminary seismic interpretation are available, the Company is preparing to initiate a strategic partnering process in order to identify and assess various options for funding of the two well exploration program during the 2015 drilling season. Various options are under consideration, including farming out to a third party E&P company.

Managing Director, Mr Torey Marshall commented "We continue to meet the Company's operational objectives as outlined to the market, and the presence of a particularly large and exciting prospect is cause for optimism by the board. I am personally very encouraged by the potential for the seismic data to yield additional drillable prospects, some of which could approach a similar size to that identified thus far. The presence of large prospects within the Western Block, combined with the close proximity of numerous large oil and gas fields, will greatly assist our forward funding initiatives and provides a strong basis for significant future growth of the Company."